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                      IPALCO ENTERPRISES, INC.

          Exhibit 11.1 - Computation of Per Share Earnings

                For the Quarter Ended March 31, 1999

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QUARTER ENDED MARCH 31, 1999:
                                                                       Basic               Diluted
                                                                  ---------------     ---------------

Weighted average number of shares
        Average common shares outstanding at March 31, 1999          87,217,579          87,217,579
        Dilutive effect for stock options at March 31, 1999                 -               896,931
                                                                  ---------------     ---------------

        Adjusted weighted average shares at March 31, 1999           87,217,579          88,114,510
                                                                  ===============     ===============


Net income to be used to compute
   diluted earnings per share                                                 (Dollars in
                                                                               thousands)
       Net income                                                       $29,597             $29,597
                                                                  ===============     ===============

Earnings Per Share                                                        $0.34               $0.34
                                                                  ===============     ===============


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